												Exhibit 99.2
	UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
	REAL ESTATE AND ACCUMULATED DEPRECIATION
	December 31, 2011
	(in thousands)

	Initial Cost to Company			Gross Amount at Which Carried at Close of Period
	Land	Buildings, Improvements, and Equipment	Cost Capitalized Subsequent to Acquisition	Land	Buildings, Improvements, and Equipment	Total		Accumulated Depreciation (A/D)	Total Cost Net of A/D	Encumbrances	Date of Completion of Construction or Acquisition	Depreciable Life
Shopping Centers:
Arizona Mills, Tempe, AZ	$22,017	$147,931	$3,886	$22,017	$151,817	$173,834		$54,678	$119,156	$172,010	1997	50 Years
Fair Oaks, Fairfax, VA	7,667	33,147	77,473	7,667	110,620	118,287		64,007	54,280	275,000	1980	55 Years
The Mall at Millenia, Orlando, FL	22,517	176,577	6,211	22,517	182,788	205,305		65,327	139,978	199,397	2002	50 Years
Stamford Town Center, Stamford, CT	9,537	40,044	88,534	9,537	128,578	138,115		62,732	75,383		1982	40 Years
Sunvalley, Concord, CA	350	65,740	20,122	350	85,862	86,212		57,476	28,736	116,326	1967	40 Years
Waterside Shops, Naples, FL	12,604	66,930	86,853	12,604	153,783	166,387		49,758	116,629	165,000	2003	40 Years
Westfarms, Farmington, CT	5,287	38,638	129,007	5,287	167,645	172,932		92,081	80,851	181,075	1974	34 Years
Other:
Taubman Land Associates (Sunvalley), Concord, CA	42,697			42,697		42,697			42,697	30,000	2006
Peripheral Land	1,547			1,547		1,547			1,547
Construction in Process and Development - Pre-construction costs			1,998		1,998	1,998			1,998
Total	$124,223	$569,007	$414,084	$124,223	$983,091	$1,107,314	(1)	$446,059	$661,255

The changes in total real estate assets and accumulated depreciation for the years ended December 2011, 2010, and 2009 are as follows:

	Total Real Estate Assets							Accumulated Depreciation
	2011	2010	2009					2011	2010	2009
Balance, beginning of year	$1,092,916	$1,094,963	$1,087,341		Balance, beginning of year			$(417,712)	$(396,518)	$(366,168)
New development and improvements	19,352	10,703	12,423		Depreciation for year			(30,289)	(32,324)	(33,795)
Disposals/Write-offs	(4,954)	(12,750)	(4,801)		Disposals			1,942	11,130	3,157
Transfers In					Transfers In					288
Balance, end of year	$1,107,314	$1,092,916	$1,094,963		Balance, end of year			$(446,059)	$(417,712)	$(396,518)

(1) The unaudited aggregate cost for federal income tax purposes as of December 31, 2011 was $1.287 billion.